Exhibit 3.31

DEAN HELLER Secretary of State

101 North Carson Street, Suite 3 Carson City, Nevada 89701-4788 (775) 684 5708

Important: Read attached instructions before completing form.

Certificate of Amendment to Certificate of Limited Partnership

For Nevada Limited Partnership

(Pursuant to NRS 88.355)

- Remit in Duplicate -

1.	Name of limited partnership: A&A International Limited Partnership

2.	Date of filing of the certificate of limited partnership: 12/23/99

3.	The certificate has been amended as follows (provide article numbers, if available):

The original Certificate of Limited Partnership contained a typographical error and therefore to correct such error this amendment is filed to be effective as of December 23, 1999 to amend Article 4 as follows:

“Article 4. Latest date upon which the Limited Partnership is to dissolve: December 23, 2049.”

4.	Signatures (must be signed by an existing general and by any new general partners being added, if any):

By: RADIOSHACK CORPORATION, GENERAL PARTNER

/s/ Carolyn Hoopes	6/23/2000
Signature (general partner)	Date	Signature (general partner)	Date

By: Carolyn Hoopes, Assistant Secretary

Signature (general partner)	Date	Signature (general partner)	Date

*	1) If amending name of limited partnership, the new name must contain the words “Limited Partnership.”

2) If adding new general partners, provide names and addresses.

FILING FEE: $75.00

IMPORTANT: Failure to include any of the above information and remit with the proper fees may cause this filing to be rejected.